Exhibit 99.1

Kroger and Roundy’s Announce

Definitive Merger Agreement

Kroger to Add Complementary Footprint of 151 Stores, Including

New Wisconsin Geography and 34 Mariano’s Locations in Chicago

Roundy’s Shareholders to Receive $3.60 Per Share in Cash;

Transaction Valued at Approximately $800 Million Including Debt

CINCINNATI, OH and MILWAUKEE, WI – November 11, 2015 – The Kroger Co. (NYSE: KR) and Roundy’s, Inc. (NYSE: RNDY) today announced a definitive merger agreement under which Kroger will purchase all outstanding shares of Roundy’s for $3.60 per share in cash.

The transaction price represents a premium of approximately 65% to the Roundy’s closing share price on November 10, 2015. The terms of the agreement were unanimously approved by the Boards of Directors of both companies.

Under the terms of the merger agreement, Kroger will commence a tender offer for all of the outstanding shares of Roundy’s common stock. Any shares of Roundy’s common stock not acquired in the tender offer will be acquired by Kroger in a subsequent merger. The transaction is subject to Roundy’s stockholders tendering at least a majority of the outstanding shares of Roundy’s common stock in the tender offer, certain regulatory approvals, and other customary closing conditions. The transaction is not subject to any financing conditions. Willis Stein & Partners and its affiliates, holders of approximately 7% of the outstanding shares of Roundy’s common stock, have agreed to tender their shares. The transaction is expected to close before the end of the 2015 calendar year. The Merger Agreement contains a thirty (30) day go-shop period, which commences on the date of the Merger Agreement (the “Go-Shop Period”).

“We are delighted to welcome Roundy’s to the Kroger family,” said Rodney McMullen, Kroger’s chairman and chief executive officer. “With a team of 22,000 talented associates, outstanding store locations, and a shared commitment to putting customers first, we are excited about Roundy’s future growth.”

“Mergers for Kroger always involve both parties bringing something to the table,” Mr. McMullen said. “We admire what Bob Mariano has done with the Mariano’s banner in Chicago, where he has created an urban format that is resonating with customers and we expect to apply Roundy’s experience to our stores in urban areas around the country. Kroger’s scale and strong financial position will enable Roundy’s to reinvest in its home state of Wisconsin while continuing to grow in Chicago. Together, we are committed to investing in Roundy’s people, communities, stores and merchandising to deliver a fantastic customer experience that will create opportunities for associates, grow customer loyalty and revenue, and create value for shareholders.”

Robert A. Mariano, chairman of the board, president and chief executive officer of Roundy’s, Inc. said, “We are excited about becoming part of The Kroger Co. Kroger’s scale, knowledge and experience allows us to accelerate the strategic initiatives we have invested in and makes us a more formidable competitor in the marketplace. This a great win for our customers, communities, employees and our shareholders, and I personally look forward to continue to exceed customer and employee expectations.”

Roundy’s brings to Kroger an expanded footprint with a complementary base of 151 stores and 101 pharmacies in new geographies including Milwaukee, Madison and Northern Wisconsin, which are served under the Pick ‘n Save, Copps and Metro Market banners. The merger also expands Kroger’s presence with an innovative store format in the Chicagoland area, where Roundy’s operates 34 stores under the Mariano’s banner. Roundy’s also operates two distribution centers in Oconomowoc and Mazomanie, WI, and a commissary in Kenosha, WI. Roundy’s had revenues of nearly $4.0 billion for fiscal year 2014.

Financial Highlights

Kroger plans to finance the transaction with debt, and refinance Roundy’s existing debt of $646 million based on market conditions. Consistent with the company’s long-term commitment to returning cash to shareholders, Kroger intends to continue its quarterly dividend and share repurchase program while managing free cash flow to reduce the leverage taken on from this merger. Although the company’s net debt to EBITDA ratio will increase at the time the merger closes, Kroger expects the ratio to remain in the 2.00 – 2.20 range upon closing of the merger. Kroger is committed to maintaining its current investment grade credit rating.

Kroger expects the merger to be slightly accretive to earnings in the first full year after closing, excluding merger-related expenses. The transaction will have no effect on Kroger’s current long-term net earnings per diluted share growth rate of 8 – 11%, plus a growing dividend.

While Kroger expects to realize cost savings of approximately $40 million over time, the company plans to reinvest those cost savings to grow the business. Kroger has a strong history of achieving synergy goals. Being patient in achieving those goals reduces the risk of the transaction and sets the stage for sustainable growth.

Operational Profile

Together Kroger and Roundy’s will operate 2,774 supermarkets and employ over 422,000 associates across 35 states and the District of Columbia. Following closing, Roundy’s will continue to operate its stores as a subsidiary of The Kroger Co. and will continue to be led by key members of Roundy’s senior management team. There are no plans to close stores, and associates will have employment opportunities with both companies. Roundy’s headquarters will remain in Milwaukee, WI.

Kroger and Roundy’s both strive to play a vital role in all of the communities they serve. In 2014, Kroger invested more than $280 million in local communities to provide hunger relief and support for the military and their families, breast cancer awareness programs and more than 30,000 schools and grassroots organizations. Roundy’s is similarly committed to helping communities through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Additional Information

The transaction is expected to close by the end of the 2015 calendar year following the satisfaction of customary closing conditions, including successful completion of the tender offer and regulatory approval. The transaction includes customary breakup fees.

BofA Merrill Lynch and Sagent Advisors, LLC are acting as financial advisors to Kroger and Weil, Gotshal & Manges LLP is acting as legal advisor to Kroger. J.P. Morgan Securities LLC is acting as exclusive financial advisor to Roundy’s and provided a fairness opinion to its Board of Directors. Kirkland & Ellis LLP is acting as legal advisor to Roundy’s.

Conference Call Today

Kroger chief financial officer Mike Schlotman will host a conference call for analysts and investors today, November 11, 2015, at 11:00 a.m. (ET) to discuss this announcement in further detail. To join this conference call, visit ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1:00 p.m. (ET) today through Wednesday, November 25, 2015.

About Kroger

Kroger, one of the world’s largest retailers, employs nearly 400,000 associates who serve customers in 2,623 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s. The company also operates 781 convenience stores, 327 fine jewelry stores, 1,350 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

About Roundy’s, Inc.

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 22,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 151 retail grocery stores and 101 pharmacies under the Copps, Pick ’n Save, Metro Market and Mariano’s retail banners in Wisconsin and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Additional Information and Where to Find It

The tender offer referenced in this press release has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Roundy’s, Inc. (“Roundy’s”), nor is it a substitute for the tender offer materials that The Kroger Co. (“Parent”) and KS Merger Sub Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Parent and Acquisition Sub will file with the SEC tender offer materials on Schedule TO, and Roundy’s will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Roundy’s are urged to read these documents carefully when they become available, because they will contain important information that holders of Roundy’s securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Roundy’s at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies of the tender offer materials may be obtained at no charge by sending a written request to Parent at The Kroger Co., 1014 Vine Street, Cincinnati, OH 45202-1100, Attention: General Counsel.

Forward-Looking Statements

This communication contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the SEC.

Media Contacts:

Kroger, Keith Dailey, 513 762-1304; Roundy’s, Inc., James J. Hyland, 414 231-5811

Investor Contacts:

Kroger, Cindy Holmes, 513 762-4969; Roundy’s, Inc., James J. Hyland, 414 231-5811

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